     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             NOBLE AFFILIATES, INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                           73-0785597
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                            Identification No.)

                               110 WEST BROADWAY
                            ARDMORE, OKLAHOMA 73401
                                 (405) 223-4110
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                                 ROBERT KELLEY
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             NOBLE AFFILIATES, INC.
                               110 WEST BROADWAY
                            ARDMORE, OKLAHOMA 73401
                                 (405) 223-4110
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

                                  KENN W. WEBB
                            THOMPSON & KNIGHT, P.C.
                        1700 PACIFIC AVENUE, SUITE 3300
                               THOMPSON & KNIGHT
                              DALLAS, TEXAS 75201
                                 (214) 969-1700
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM           AMOUNT OF
                SECURITIES TO BE REGISTERED                  AGGREGATE OFFERING PRICE  REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock, Common Stock and
  Warrants..................................................       $800,000,000              $222,400
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus herein also relates to $225,000,000 of debt securities of Noble Affiliates, Inc. registered under Registration Statement No. 333-18929. A filing fee of $174,243 in respect of such securities was paid on December 27, 1996, upon the filing of such Registration Statement.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement will also be used in connection with Registration Statement No. 333-18929 previously filed by Noble Affiliates, Inc. on Form S-3.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

[LOGO]                                  $1,025,000,000                   Subject To Completion,
                                    Noble Affiliates, Inc.                  Dated July 15, 1999

                       Debt Securities, Preferred Stock,
                             Common Stock, Warrants

                           -------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell theses securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

     By this prospectus, we may offer up to $1,025,000,000 of debt securities, preferred stock, common stock and warrants on terms to be determined at the time of sale. We will provide more specific information regarding these securities in supplements to this prospectus. You should read this prospectus, particularly the Risk Factors beginning on page 4, and any supplement carefully before investing.

                           -------------------------

     These securities have not been approved by the Securities and Exchange Commission or by any State securities commission, nor have those organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           -------------------------

           The Date of this Prospectus is                     , 1999

                               TABLE OF CONTENTS

About This Prospectus.......................................    3
Where You Can Find Information..............................    3
Risk Factors................................................    4
The Company.................................................    5
Use Of Proceeds.............................................    5
Ratio Of Earnings To Fixed Charges And Ratio Of Earnings To
  Combined Fixed Charges And Preferred Stock Dividend
  Requirements..............................................    5
Description Of Debt Securities..............................    5
Description Of Preferred Stock..............................   19
Description Of Common Stock.................................   22
Description Of Warrants.....................................   23
Plan of Distribution........................................   23
Legal Matters...............................................   23
Experts.....................................................   24

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may sell the unsecured debt securities, preferred stock, common stock and warrants described in this prospectus in one or more offerings up to a total dollar amount of $1,025,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under "Where You Can Find Information".

                         WHERE YOU CAN FIND INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials on file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

     Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended.

     The description of our common stock and preferred stock purchase rights contained in our registration statements filed under Section 12 of the Securities Exchange Act of 1934.

     You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

        Noble Affiliates, Inc.
          P.O. Box 1967
          Ardmore, Oklahoma 73402
          Attn: Vice President -- Finance and Treasurer
          Telephone (405) 223-4110

     You should rely only on the information contained or incorporated in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

                                  RISK FACTORS

     You should carefully consider the information contained in this prospectus and the following factors, among others, before purchasing the offered securities.

VOLATILE PRODUCT PRICES AND MARKETS COULD ADVERSELY AFFECT OUR PERFORMANCE AND FINANCIAL CONDITION.

     The results of our operations are highly dependent upon the prices of and demand for oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received for our oil and gas production are dependent upon numerous factors that will be beyond our control. These factors include, but are not limited to, the level of ultimate consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of imports and exports of oil and gas, and the overall economic environment. Any significant decline in prices for oil and gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves recoverable on an economic basis. If the industry experiences significant price declines or other adverse market conditions, we may not be able to generate sufficient cash flow from operations to meet our obligations and make planned capital expenditures. In order to manage our exposure to price risks in the sale of oil and gas, we may from time to time enter into commodities futures or option contracts to hedge a portion of our crude oil and natural gas sales volume, although we do not currently do so. Any such hedging activities may prevent us from realizing the benefits of price increases above the levels reflected in the hedges.

FAILURE TO FUND CONTINUED CAPITAL EXPENDITURES COULD ADVERSELY AFFECT OUR PROPERTIES.

     If our revenues substantially decrease as a result of lower oil and gas prices or otherwise, we may have limited ability to spend the capital necessary to replace our reserves or to maintain production at current levels, resulting in a decrease in production over time.

     We expect to continue to make capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, we financed these expenditures primarily with cash flow from operations and proceeds from debt and equity financings. We believe that, after considering the amount of our debt, we will have sufficient cash flow from operations and available drawings under our credit facilities and other debt financings to fund capital expenditures. However, if our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we cannot assure you that we will be able to obtain additional debt or equity financing or other sources of capital to meet these requirements. If we are not able to fund our capital expenditures, then our interests in some properties might be reduced or forfeited.

WE MAY BE UNABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES, AND ANY INABILITY TO DO SO MAY DISRUPT OUR BUSINESS.

     One aspect of our business strategy calls for acquisitions of businesses that complement or expand our current business. We cannot assure you that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive candidates, we cannot assure you that we will be able to complete the acquisition of them or do so on commercially acceptable terms. If we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if these difficulties could be overcome, we cannot assure you that the anticipated benefits of any acquisition would be realized. In addition, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

                                  THE COMPANY

     Noble Affiliates, Inc. is a Delaware corporation organized in 1969 and is principally engaged, through its subsidiaries, in the exploration, production and marketing of oil and gas.

                                USE OF PROCEEDS

     We will use the proceeds we receive from selling the offered securities to pay off outstanding debt or for other general corporate purposes. General corporate purposes may include capital expenditures, acquisitions or any other purposes that may be stated in the supplements to this prospectus. The proceeds may be invested temporarily until they are used for their stated purpose.

          RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

YEARS ENDED DECEMBER 31,
--------------------------------   THREE MONTHS ENDED
1994   1995   1996   1997   1998     MARCH 31, 1999
----   ----   ----   ----   ----   ------------------
(1)    1.22   4.48   3.85    (1)           (1)

---------------

(1) The ratio is less than one because earnings were inadequate to cover the fixed charges for the period. Earnings were insufficient to cover fixed charges by approximately $1,958,000 in 1994, by approximately $253,461,000 in 1998 and by approximately $13,158,000 for the three months ended March 31, 1999.

     As of July 15, 1999 we had no outstanding preferred stock. Therefore, unless otherwise stated in a prospectus supplement, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividend requirements will be the same.

     For purposes of computing the ratios, the earnings calculation is: income before taxes + fixed charges - capitalized interest. The fixed charges calculation is: net interest expense + capitalized interest + interest portion of rental expense.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more series. The prospectus supplement relating to each series of debt securities will describe the particular terms of the series and the extent, if any, to which the general provisions below may apply to the debt securities being offered.

     The debt securities will constitute indebtedness designated as either senior debt securities or subordinated debt securities. We will issue senior debt securities, if at all, under the indenture dated as of April 1, 1997 between Noble Affiliates, Inc. and U.S. Trust Company of Texas, N.A. (the "senior trustee"), as supplemented by the first indenture supplement dated as of April 2, 1997, as further supplemented by the second indenture supplement dated as of August 1, 1997. We will issue subordinated debt securities, if at all, under an indenture to be entered into between us and a trustee prior to the issuance of such subordinated debt securities. A prospectus supplement will include any new information regarding the trustee under either indenture.

     Currently, there are outstanding under the senior indenture $100,000,000 of 7.25% senior debentures due 2097 and $250,000,000 of 8% senior notes due 2027.

     The following discussion includes a summary description of all material terms of the indentures, other than terms specifically relating to a particular series of debt securities to be described in the prospectus supplement relating to such series. This summary is not complete and we refer you to the full indentures, including definitions of terms that are capitalized in this prospectus. Unless we indicate otherwise, references in this Description of Debt Securities section to Noble Affiliates and "we", "us", and "our" and similar expressions refer to Noble Affiliates, Inc. and not our subsidiaries. In certain cases below we have indicated that you should read the indenture for more details about a particular section summarized in this prospectus.

     Other than as described in "Provisions Applicable to the Senior
Indenture -- Certain Covenants of the Company," and only to the extent applicable to the senior debt securities of a particular series, as indicated by the applicable prospectus supplement, the indentures do not contain any provisions affording you protection if we engage in a highly leveraged or other risky transaction or if we experience a material adverse change in our financial condition or results of operations.

GENERAL PROVISIONS APPLICABLE TO BOTH INDENTURES

     The indentures do not limit the aggregate amount of debt securities we may issue, and we may issue debt securities from time to time in separate series up to the aggregate amount authorized for the series. We may issue debt securities in registered form without coupons, in bearer form with or without coupons attached or in a form of one or more global securities in registered or bearer form. We will offer bearer debt securities, if at all, only to non-United States persons and to offices located outside of the United States of certain United States financial institutions.

     The debt securities will be unsecured obligations. The senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (as defined below under "-- Certain Definitions"), as described below under "Provisions Applicable to the Subordinated
Indenture -- Subordination" and in a prospectus supplement applicable to an offering of subordinated debt securities.

     Since Noble Affiliates is a holding company, our rights and the rights of our creditors, including you, to participate in a distribution of the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary, or otherwise, will be subject to the prior claims of creditors of the subsidiary. Our ability to pay principal of and interest on the debt securities depends, to a large extent, upon the payment to us of dividends, interest or other charges by our subsidiaries.

     The applicable prospectus supplement will describe the following terms of the series of debt securities in respect of which we are delivering this prospectus:

         (1) the title of the debt securities;

         (2) any limit on the aggregate principal amount of the debt securities;

         (3) whether the debt securities will be issued as registered debt securities, bearer debt securities or both, and any limitation on issuance of bearer debt securities and any provisions regarding the transfer or exchange of bearer debt securities, including exchange for registered debt securities of the same series;

         (4) whether any of the debt securities are to be issuable as global securities, whether the global securities are to be issued in temporary global form or permanent global form, and, if so, the terms and conditions, if any, upon which interests in the global securities may be exchanged, in whole or in part, for the individual debt securities that they represent;

         (5) the person to whom any interest on any debt security of the series will be payable if other than the person in whose name the debt security is registered on the regular record date;

         (6) the date or dates on which the debt securities will mature;

         (7) the rate or rates of interest, if any, or the method of interest calculation, that the debt securities will bear;

         (8) the date or dates from which any interest will accrue, the interest payment dates on which any interest on the debt securities will be payable and the regular record dates for any interest payable on any interest payment date;

         (9) the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

        (10) the period or periods within which, the events upon the occurrence of which, and the price and prices at which, we may redeem or purchase the debt securities, in whole or in part, pursuant to any optional or mandatory provisions;

        (11) our obligation, if any, to redeem or repurchase the debt securities at your option;

        (12) the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

        (13) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on the debt securities if other than U.S. dollars;

        (14) any index or formula used to determine the amount of payments of principal of and any premium and interest on the debt securities;

        (15) a description of the terms, conditions and applicable periods for payment, if the principal amount of or any premium or interest on the debt securities is to be payable, at our election or at your election, in one or more currencies or currency units different from those stated in the debt securities;

        (16) the place or places where the debt securities may be presented for exchange, registration of transfer or, if applicable, conversion;

        (17) if other than the entire principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon declaration of the acceleration of the maturity thereof;

        (18) with respect to any senior debt securities, the applicability of any provisions described under "Provisions of the Senior Indenture -- Certain Covenants of the Company";

        (19) the applicability of any provisions described under "Defeasance";

        (20) the terms and conditions, if any, pursuant to which the debt securities are convertible or exchangeable into common stock or other securities or instruments; and

        (21) any other terms of the debt securities consistent with the provisions of the applicable indenture.

     We may issue debt securities at a discount from their principal amount. If applicable, the prospectus supplement will describe any United States federal income tax considerations and other special considerations applicable to any original issue discount securities.

     If the purchase price of any debt securities is denominated in one or more foreign currencies or foreign currency units or if the principal amount of and any premium and interest on any series of debt securities is payable in foreign currencies or foreign currency units, then the applicable prospectus supplement will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities.

             FORM, EXCHANGE, REGISTRATION, CONVERSION AND TRANSFER

     Debt securities are issuable in definitive form as registered debt securities, as bearer debt securities or both. Unless otherwise indicated in an applicable prospectus supplement, bearer debt securities will have interest coupons attached. Debt securities are also issuable in temporary or permanent global form.

     You will be permitted to exchange registered debt securities of any series for different authorized denominations of the same series. In addition, subject to the terms of the indenture, you will be permitted to exchange any bearer debt securities (with all unmatured coupons, except as provided below, and all matured coupons in default) into registered debt securities of the same series of any authorized denominations. Bearer debt securities surrendered in exchange for registered debt securities between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the interest coupon relating to that date, and interest accrued as of that date will not be payable in respect of the registered debt security issued in exchange for the bearer debt security, but will be payable only to the holder of the interest coupon when due in accordance with the terms of the indenture.

     In connection with its sale during the restricted period (as defined below), no bearer debt security (including a debt security in permanent global form that is either a bearer debt security or exchangeable for bearer debt securities) may be mailed or otherwise delivered to any location in the United States (as defined under "-- Limitations on Issuance of Bearer Debt Securities") and a bearer debt security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive the bearer debt security furnishes written certification, in the form required by the indenture, to the effect that the bearer debt security is owned by:

        (1) a person (purchasing for its own account) who is not a United States person (as defined under "-- Limitations on Issuance of Bearer Debt Securities");

        (2) a United States person who (a) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (b) acquired the bearer debt security through the foreign branch of a United States financial institution and who for purposes of the certification holds the bearer debt security through that financial institution on the date of certification and, in either case, the United States financial institution certifies to us or the distributor selling the bearer debt security within a reasonable time stating that it agrees to comply with the requirements of
            Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended, and related regulations; or

        (3) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

     A financial institution described in clause (3) of the preceding sentence (whether or not also described in clauses (1) and (2)) must certify that it has not acquired the bearer debt security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a bearer debt security in permanent global form, the certification must be given when a beneficial owner's interest in the security is recorded in connection with the original issuance of the debt security or upon exchange of a portion of a temporary global debt security.

     Debt securities may be presented for exchange as provided above, and registered debt securities may be presented for registration or transfer (with the accompanying form of transfer duly executed), at our office or agency maintained for that purpose. Registered debt securities may also be presented for registration or transfer at any other office or agency maintained for that purpose with respect to any specific series of debt securities as described in the applicable prospectus supplement. In either case you will not be required to pay a service charge, but you will be required to pay any taxes and other governmental charges as described in the indenture. We or our agent, as the case may be, will complete the transfer or exchange when we or they are satisfied with the documents of title and identity of the person making the request.

     In the event of any redemption in part, we will not be required to:

        (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days prior to the selection of debt securities of that series for redemption and ending on the close of business on (a) if debt securities of the series are issued only as registered debt securities, the day of mailing of the relevant notice of redemption and (b) if debt securities of the series are issued as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if securities of the series are also issued as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

        (2) register the transfer of or exchange any registered debt security, or portion thereof, called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

        (3) exchange any bearer debt security called for redemption, except to exchange a bearer debt security for a registered debt security of that series which is simultaneously surrendered for redemption.

                           PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, the principal of (and any premium) and interest on bearer debt securities will be payable, subject to any applicable laws and regulations, in the designated currency or currency unit, at the offices of such paying agents outside the United States as we may designate from time to time. The payment will be made, at your option, by check or by transfer to an account maintained by you with a bank located outside the United States; provided, however, that you have delivered the written certification described above under "-- Form, Exchange, Registration, Conversion and Transfer" prior to the first actual payment of interest. Unless otherwise indicated in the applicable prospectus supplement, payment of interest on bearer debt securities on any interest payment date will be made only against surrender to the paying agent of the coupon relating to that interest payment date. We and our paying agents will not make payment with respect to any bearer debt security at any office or agency of Noble Affiliates in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor will we make any payments in respect of bearer debt securities presented to us or any of our paying agents within the United States. Notwithstanding the foregoing, our paying agent will pay the principal of, premium, if any, and interest on bearer debt securities denominated and payable in U.S. dollars at its office in the United States, if, but only if, payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless otherwise indicated in the applicable prospectus supplement, we will pay the principal of, premium, if any, and interest on registered debt securities in the designated currency or currency unit at the office of such paying agent or paying agents as we may designate from time to time, except that at our option we may pay any interest by mailing a check to you at your address listed in the security register. Unless otherwise indicated in an applicable prospectus supplement, we will pay any installment of interest on registered debt securities to the person in whose name the registered debt security is registered at the close of business on the regular record date.

     Unless otherwise indicated in the applicable prospectus supplement, we will designate the corporate trust office of the trustee under the applicable indenture as a paying agent for payments with respect to debt securities that are issuable solely as registered debt securities, and we will maintain a paying agent outside the United States for payments with respect to debt securities, subject to limitations described above in the case of bearer debt securities, that are issued solely as bearer debt securities, or as both registered debt securities and bearer debt securities. We will name in an applicable prospectus supplement any paying agents outside the United States and any other paying agents in the United States that we initially designate for the debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if we issue debt securities of a series solely as registered debt securities, we will be required to maintain a paying agent in each place of payment for that series and, if we issue debt securities of a series as bearer securities, we will be required to maintain both:

        (1) a paying agent in the United States for principal payments with respect to any registered debt securities of the series (and for payments with respect to bearer debt securities of the series in the circumstances described above, but not otherwise), and

        (2) a paying agent in a place of payment outside the United States where securities of the series and any related interest coupons may be presented for payment.

     All monies that we deliver to a paying agent for the payment of principal of and any premium or interest on any debt security that remain unclaimed at the end of two years after the principal, premium or interest shall have become due and payable will, subject to applicable escheat laws, be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment.

                          TEMPORARY GLOBAL SECURITIES

     If specified in the applicable prospectus supplement, all or any portion of the debt securities of a series issuable as bearer debt securities will initially be represented by one or more temporary global debt securities, without interest coupon, to be deposited with a common depository in London for Euroclear System and CEDEL S.A. for credit to the designated accounts. On and after the date provided in the temporary global debt security and described in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive bearer debt securities, definitive registered debt securities or all or a portion of a permanent global security, or any combination of the foregoing but, unless otherwise specified in the applicable prospectus supplement, only upon written certification in the form and to the effect described under "-- Form, Exchange, Registration, Conversion and Transfer." No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or otherwise delivered to any location in the United States in connection with the exchange.

     Unless otherwise specified in the applicable prospectus supplement, we will pay interest on any portion of a temporary global debt security, in respect of any interest payment date occurring before the issuance of definitive debt securities or a permanent global debt security, to each of Euroclear and CEDEL with respect to the portion of the temporary global debt security held for its account. Each of Euroclear and CEDEL will undertake in these circumstances to credit the interest received by it to the respective accounts for which it holds the temporary global debt security, in each case only upon receipt of appropriate written certifications in the form and to the effect described above under "-- Form, Exchange, Registration, Conversion and Transfer."

                          PERMANENT GLOBAL SECURITIES

     If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any permanent global debt securities may exchange the interests for debt securities of the series in any authorized form and denomination. We and our paying agents will not mail or otherwise deliver to any location in the United States any bearer debt security delivered in exchange for a portion of a permanent global debt security.

                           BOOK-ENTRY DEBT SECURITIES

     We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in the applicable prospectus supplement. In that case, we will issue one or more global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except as a whole among the depositary, a nominee of the depositary or a successor depositary and except in the circumstances described in the applicable prospectus supplement. (Sections 305 and 312)

     We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security in the applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable prospectus supplement, debt securities represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of the depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee (these institutions are referred to as "participants"). The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if we offer and sell the debt securities directly. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and those laws may impair the ability to transfer beneficial interests in global securities.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by that global security for all purposes under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in that global security will not be entitled to have debt securities of the series represented by that global security registered in their names, will not be entitled to receive physical delivery of debt securities of that series in certificated form and will not be considered the holders of those debt securities for any purposes under the applicable indenture. (Sections 305 and 312) Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under an indenture, the depositary would authorize the participants to give notice or take action, and participants would authorize beneficial owners owning through them to give notice or take action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     In compliance with United States federal tax laws and regulations, we will not offer or sell bearer debt securities, including securities in permanent global form that are either bearer debt securities or exchangeable for bearer debt securities, during the restricted period within the United States or to United States persons, each as defined below, other than to an office that:

        (1) is located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations),

        (2) is purchasing for its own account or for resale or for the account of certain customers, and

        (3) provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the related United States Treasury Regulations or to certain other persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. The "restricted period" is defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7) and generally is the first 40 days after the closing of the securities offering, and with respect to unsold allotments is until the securities are sold. Moreover, we will not deliver bearer debt securities in connection with a sale by others during the restricted period within the United States. Any underwriters and dealers participating in the offering of bearer debt securities must agree that they will not offer or sell during the restricted period any bearer debt securities within the United States or to United States persons, other than the persons described above, or deliver in connection with the sale of bearer debt securities during the restricted period any bearer debt securities within the United States. The underwriters and dealers must also agree to maintain procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the bearer debt securities are aware of the restrictions described above. We will not deliver any bearer debt security, other than a temporary global bearer debt security, in connection with its original issuance nor will we pay interest on any bearer debt security until we receive the written certification described above under "-- Form, Exchange, Registration, Conversion and Transfer." Each bearer debt security, other than a temporary global bearer debt security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

     As used in this discussion, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

                             DEFAULTS AND REMEDIES

     Each of the following is an Event of Default, as more specifically defined in the indentures, with respect to debt securities of any series:

        (1) our failure to pay principal or premium, if any, on any debt security of that series when due;

        (2) our failure to pay any interest due on any debt security of that series for 30 days;

        (3) our failure to make any sinking fund payment, when due, in respect of any debt security of that series;

        (4) our failure for 60 days after written notice to us to comply with any of our other covenants in the indenture;

        (5) default by us or any Restricted Subsidiary (defined below under "-- Certain Definitions") under any instrument or other evidence of indebtedness for money borrowed, or any guarantee of payment by us or any Restricted Subsidiary for money borrowed, in an amount in excess of five percent of Consolidated Net Tangible Assets (defined below under "-- Certain Definitions"), unless the default has been cured or waived;

          (6) certain events of bankruptcy, insolvency or reorganization relative to us or any Restricted Subsidiary; and

          (7) any other Events of Default provided with respect to debt securities of that series as described in the applicable prospectus supplement. (Section 501)

     If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, either the trustee or holders of at least 25 percent in aggregate principal amount of the debt securities of that series then outstanding may declare the principal amount of all debt securities of that series and the accrued interest to be due and payable immediately. However, under certain conditions, the acceleration may be rescinded by holders of a majority in principal amount of the debt securities of that series then outstanding. (Section 502)

     You will not be able to enforce the applicable indenture except as provided in that indenture but, subject to any applicable subordination provisions, nothing shall prevent holders of debt securities of any series from enforcing payment of the principal of or premium, if any, or interest on, or, if applicable, conversion of, their debt securities. Each trustee may refuse to enforce an applicable indenture unless it receives reasonable security or indemnity. Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series under an applicable indenture may direct the trustee in its exercise of any trust or power under that indenture. (Sections 508, 512 and 514)

     We will furnish the trustees with an officers' certificate with respect to compliance with the terms of the applicable indenture. (Section 1005 of the subordinated indenture and Section 1006 of the senior indenture)

                                  MODIFICATION

     We and the trustee may modify and amend an indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities of each affected series then outstanding. However, no modification or amendment may, without the consent of each affected holder:

          (1) reduce the rate or change the time or place for payment of principal or interest on any debt security;

          (2) reduce the principal of or rate of interest on, or the premium, if any, payable upon the redemption of, or change the fixed maturity of, any debt security;

          (3) make any debt security payable in a currency other than that stated in the debt security;

          (4) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

          (5) make any change that adversely affects the right of a holder to convert any convertible debt security;

          (6) in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to holders; or

          (7) reduce the amount of debt securities of any series whose holders must consent to modification or amendment of or waiver of compliance with certain provisions of the applicable indenture.

The indentures also contain provisions permitting us and the trustees to make certain minor modifications to the applicable indentures not adversely affecting your rights as a holder in any material respect. (Sections 901 and 902)

                    CONSOLIDATION, MERGER AND SALE OF ASSETS

     We generally may consolidate or merge with or into any person, or convey, transfer, lease or otherwise dispose of our assets. Likewise, any person may consolidate or merge with or into, or transfer or lease its assets to, us. However, no transaction of those types may occur unless:

          (1) the person (if other than us) formed by the consolidation or into which we are merged or that acquires or leases our assets is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes our obligations on the debt securities and under the applicable indentures;

          (2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

          (3) certain other conditions are met. (Section 801)

                                   DEFEASANCE

     Subject to compliance with certain conditions, we may discharge our indebtedness and our obligations or certain of our obligations under the applicable indenture by depositing funds or obligations issued or guaranteed by the United States of America with the applicable trustee.

     Defeasance and Discharge. The applicable indenture will provide that we will be discharged from any and all obligations in respect of debt securities of a series being defeased, except for:

          (1) certain obligations relating to temporary debt securities of the series and exchange of debt securities of the series,

          (2) registration of transfer or exchange of debt securities of the series,

          (3) replacement of stolen, lost or mutilated debt securities of the series, and

          (4) maintenance of paying agencies to hold monies for payment in trust and payment of United States withholding taxes, if any, imposed on payments to non-United States persons,

if we deposit with the applicable trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on, the debt securities of that series on the stated maturity dates in accordance with the terms of the applicable indenture and the debt securities of the series. (Sections 1502 and 1504 of the subordinated indenture and Sections 1302 and 1304 of the senior indenture) We may establish the trust only if, among other things, we have delivered to the applicable trustee an opinion of counsel confirming that:

          (1) we have received from, or there has been published by, the Internal Revenue Service a ruling, or

          (2) since the date of the applicable indenture there has been a change in the applicable federal income tax law,

in either case to the effect that holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 1504 of the subordinated indenture and Section 1304 of the senior indenture) In the event of any defeasance and discharge of debt securities of a series, you would be entitled to look only to the trust fund for payment of principal of and any premium and interest on your debt securities until maturity.

     Defeasance of Certain Obligations. The indentures will provide that we may omit to comply with certain restrictive covenants, including the covenants described under "Provisions Applicable to the Senior Indenture -- Certain Covenants of the Company" below and that the omission shall not be an Event of Default with respect to the debt securities of a particular series. This right is commonly known as covenant defeasance, and it would require us to deposit with the applicable trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, would provide enough money to pay the principal of and premium, if any, and each installment of interest on, the debt securities of that series on the stated maturity dates in accordance with the terms of the applicable indenture and the debt securities of that series. Our other obligations under the applicable indenture and the debt securities of that series would remain in full force and effect. (Section 1503 and 1504) We may effect a covenant defeasance only if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1504 of the subordinated indenture and Section 1304 of the senior indenture)

     The amount of money and U.S. government obligations on deposit with the applicable trustee would be intended to be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. However, if the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the deposited amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. We will in any event remain liable for those payments as provided in the applicable indenture.

                                 GOVERNING LAW

     The debt securities and the indentures provide that they are governed by the laws of the State of New York, without regard to the principles of conflicts of laws. (Section 112)

                            CONCERNING THE TRUSTEES

     If the trustee were to become a creditor of Noble Affiliates, each indenture contains certain limitations on the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. (Section 613) Each trustee will be permitted to engage in other transactions with us. However, if it acquires any conflicting interest (as defined) and there exists a default with respect to the debt securities of any series outstanding under the applicable indenture, it must eliminate the conflicting interest or resign. (Section 608)

     The holders of a majority in aggregate principal amount of outstanding debt securities under an indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee under the indenture. However, they will have the right to do so only if their directions do not conflict with any law or with the applicable indenture and would not involve the trustee in personal liability or be unduly prejudicial to holders not joining in the action, as determined by the trustee in good faith. (Section 512)

     If a default or an Event of Default under an indenture occurs and is continuing and is known to the trustee under the indenture, the trustee must mail to each holder of debt securities of the affected series notice of the default or Event of Default within 90 days after it occurs. Except in the case of a default or an Event of Default in payment of the principal of, or premium, if any, or interest on, any debt security of any series, the trustee may withhold the notice so long as the trustee in good faith determines that withholding the notice is in the interest of the holders of debt securities of that series under the indenture.

When a trustee incurs expenses or renders services after an Event of Default, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law. (Section 602)

PROVISIONS APPLICABLE TO THE SENIOR INDENTURE

     The senior debt securities will rank equally with all of our other unsubordinated and unsecured indebtedness and senior to the subordinated debt securities and all of our other subordinated debt.

                        CERTAIN COVENANTS OF THE COMPANY

     Please refer to the definitions provided below regarding certain capitalized terms used in this section.

     If indicated in the applicable prospectus supplement with respect to a particular series of senior debt securities, we will be subject to either or both of the following covenants titled "Limitations on Liens" and "Limitations on Sale and Leaseback Transactions" or any other covenants indicated in the prospectus supplement:

     Limitations on Liens. If Noble Affiliates or a Restricted Subsidiary incurs, assumes or guarantees a debt secured by a Mortgage either on any Mineral Interest or on a Restricted Subsidiary's stock or debt, we will secure the debt securities on at least an equal basis. These restrictions do not apply to debt secured by the following:

          (1) Mortgages in existence on the date of the applicable indenture;

          (2) Mortgages affecting Mineral Interests, shares of capital stock or debt of an entity existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with us or a subsidiary, or on any shares of capital stock or debt of any Restricted Subsidiary at the time its becomes a Restricted Subsidiary;

          (3) Mortgages on property existing when we acquire the property, or Mortgages on any property that we or any Restricted Subsidiary acquires after the date of the applicable indenture that are created or assumed to secure the payment of all or any part of the purchase price of the property or to secure any debt incurred prior to, at the time of, or within 120 days after the acquisition of the property for the purpose of financing all or any part of its purchase price;

          (4) Mortgages on property constructed or improved after the date of the applicable indenture by us or any Restricted Subsidiary that are created or assumed to secure the payment of all or any part of the cost of the construction or improvement, provided, however, that any Mortgage of this kind shall not apply to any property owned by us or any Restricted Subsidiary prior to the date of the applicable indenture;

          (5) Mortgages on our property or the property of a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of the applicable indenture of exploration, drilling, mining or development of the property for the purposes of increasing the production and sale of oil, gas and other minerals, or any debt incurred to provide funds for all or any of those purposes;

          (6) Mortgages that secure only debt of a Restricted Subsidiary owed to us or to another Restricted Subsidiary;

          (7) Mortgages in favor of the United States or any state or governmental instrumentality thereof securing payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the Mortgages; and

          (8) any extension, renewal or replacement, in whole or in part, of any of the Mortgages referred to in the foregoing clauses (1) through
              (7), inclusive, or of any debt secured by those Mortgages. (Section 1004)

     Notwithstanding the foregoing, Noble Affiliates or a Restricted Subsidiary may issue, assume or guarantee debt secured by Mortgages if such debt, when added to all other debt that would otherwise be restricted by the foregoing (but not including debt permitted under items (1) through (8) above), does not at any time exceed ten percent of the Consolidated Net Tangible Assets of Noble Affiliates and its Restricted Subsidiaries.

     Under the terms of the senior indenture, the sale or transfer of (1) oil, gas or other minerals in place for a period of time only, or in an amount such that the transferee will realize only a specified amount of money (however determined) or a specified amount of oil, gas and other minerals or (2) any other interest in property of the character commonly referred to as a "production payment," will not be deemed to create debt secured by a Mortgage.

     Limitations on Sale and Leaseback Transactions. The senior indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Leaseback Transaction with any person, other than us or a Restricted Subsidiary, unless:

          (1) we or the Restricted Subsidiary would be entitled to incur indebtedness in a principal amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction, secured by a Mortgage on the property subject to the Sale and Leaseback Transaction pursuant to the provisions described under "-- Limitations on Liens" above without equally and ratably securing the senior debt securities;

          (2) after the date on which the senior debt securities are originally issued and within a period commencing 180 days before and ending 180 days after the consummation of the Sale and Leaseback Transaction, we or the Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business -- including amounts expended for the acquisition, exploration, drilling and development thereof, and for additions, alterations, repairs and improvements thereto -- an amount equal to all or a portion of the net proceeds of the Sale and Leaseback Transaction and we shall have elected to designate the amount as a credit against the Sale and Leaseback Transaction (with any amount not being so designated to be applied in clause (3) below); or

          (3) we, during the 365-day period after the effective date of the Sale and Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of any Senior Indebtedness an amount equal to the greater of (a) the net proceeds of the sale or transfer of the property leased in the Sale and Leaseback Transaction and (b) the fair value, as determined by our Board of Directors, of that property at the time of entering into the Sale and Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by us or any Restricted Subsidiary as set forth in clause (2) above), less an amount equal to the principal amount of Senior Indebtedness voluntarily defeased or retired by us within the 365-day period and not designated as a credit against any other Sale and Leaseback Transaction entered into by us or any Restricted Subsidiary during that period. (Section 1005)

                              CERTAIN DEFINITIONS

     The senior indenture contains definitions of certain terms used in the indenture, including the following:

     "Attributable Debt" means, when used with respect to any Sale and Leaseback Transaction, as of the time of determination, the present value (discounted at a rate equal to our then current weighted average cost of funds for borrowed money as of the time of determination, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

     "Consolidated Net Tangible Assets" means the total amount of assets included in the consolidated balance sheet of Noble Affiliates and its Restricted Subsidiaries (less depreciation, depletion, valuation and other reserves) after deducting:

          (1) all current liabilities;

          (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

          (3) investments in and advances to subsidiaries that are not Restricted Subsidiaries; and

          (4) minority interests in the equity of Restricted Subsidiaries.

     "Hydrocarbons" means oil, gas and other liquid or gaseous hydrocarbons.

     "Mineral Interests" means leasehold and other interests of Noble Affiliates or a Restricted Subsidiary in or under oil, gas or other mineral fee interests, overriding royalty and royalty interests and any other interest in Hydrocarbons and any other interest in minerals in place wherever located and classified by our Board of Directors as capable of producing Hydrocarbons by us or a Restricted Subsidiary, except any interest that in the opinion of our Board of Directors is not of material importance to the total business conducted by Noble Affiliates and its Restricted Subsidiaries.

     "Mortgage" means any mortgage, lien, security interest, pledge, charge or other encumbrance.

     "Restricted Subsidiary" means any subsidiary of Noble Affiliates the assets of which comprise in excess of 15 percent of total consolidated assets of Noble Affiliates and its consolidated subsidiaries as included in the latest audited consolidated balance sheet contained in the latest annual report sent to our shareholders. As of June 30, 1999, Samedan Oil Corporation and Energy Development Corporation were our only subsidiaries that would qualify as Restricted Subsidiaries.

     "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing to Noble Affiliates or any Restricted Subsidiary, for a period of more than three years, of any real or tangible personal property that has been, or is to be, sold or transferred by us or the Restricted Subsidiary to the lessor in contemplation of the leasing.

     "Senior Indebtedness" means the principal of and premium, if any, and unpaid interest on the following, whether outstanding at the date of the applicable indenture or thereafter incurred or created:

          (1) our indebtedness for money borrowed (including purchase money obligations) evidenced by notes or other written obligations;

          (2) our indebtedness evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or other similar instrument;

          (3) our obligations as lessee under capitalized leases and under leases of property made as part of any Sale and Leaseback Transaction;

          (4) our obligations in respect of letters of credit issued for our account and swaps of interest rates (and other interest rate hedging agreements) to which we are a party;

          (5) indebtedness of others of any kinds described in the preceding clauses (1) through (4) assumed or guaranteed by us; and

          (6) renewals, extensions and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (1) through (5).

However, the following is not Senior Indebtedness: (a) any indebtedness or obligation referring explicitly to the subordinated debt securities or other subordinated debt and stating that the indebtedness and obligation shall not be senior in right of payment; (b) any of our indebtedness or obligations in respect of the subordinated debt securities; and (c) any of our indebtedness or obligations to a subsidiary.

PROVISIONS APPLICABLE TO THE SUBORDINATED INDENTURE

     The subordinated debt securities will rank junior to the senior debt securities and all of our other unsecured and unsubordinated indebtedness and will rank equally with all of our other subordinated debt.

                                 SUBORDINATION

     Payment of the principal of and premium, if any, and interest on the subordinated debt securities will be subordinated in right of payment, as set forth in the subordinated indenture, to the prior payment in full of all of our Senior Indebtedness when due. (Section 1401)

     There are no restrictions in the subordinated indenture on the creation of Senior Indebtedness.

     Because of the subordination, in the event of our dissolution, insolvency, bankruptcy or other similar proceeding, you, as a holder of subordinated debt securities, might recover less, ratably, than holders of Senior Indebtedness and our other general creditors. Upon any distribution of our assets, the holders of subordinated debt securities will be required to pay over their share of the distribution to the holders of Senior Indebtedness until the Senior Indebtedness is paid in full. In addition, if any subordinated debt securities are declared due and payable prior to their stated maturity, or in the event of any default in the payment of principal of or premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period, or in the event of any default with respect to Senior Indebtedness that would permit acceleration of its maturity, or if a judicial proceeding is pending with respect to any Senior Indebtedness default, the holders of Senior Indebtedness will be entitled to be paid in full before we may make any payments to the holders of subordinated debt securities. (Sections 1401, 1402 and 1403)

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     Our certificate of incorporation authorizes our Board of Directors to cause preferred stock to be issued in one or more series, without stockholder action. The Board of Directors is authorized to issue up to 4,000,000 shares of preferred stock, $1.00 par value per share, and can determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the certificate of incorporation and the Delaware General Corporation Law.

     The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

         1. The number of shares of the series of preferred stock being offered;

         2. Voting rights, if any, of the series of preferred stock;

         3. The title and liquidation preference per share of that series of the preferred stock;

         4. The purchase price of the preferred stock;

         5. The dividend rate (or method for determining dividend rates);

         6. The dates on which dividends will be paid;

         7. Whether dividends on that series of preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

         8. Any redemption or sinking fund provisions applicable to that series of preferred stock;

         9. Any conversion provisions applicable to that series of preferred stock; and

        10. Any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

     If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, we will describe those terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. We will file that certificate of designations with the SEC as an exhibit to our registration statement promptly after the offering of the preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. The preferred stock will have no preemptive rights.

DIVIDEND RIGHTS

     Holders of preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the Board of Directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the Board of Directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

     We may not declare or pay any full dividends on any series of preferred stock, unless we have declared and paid, or contemporaneously declare and pay, full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that preferred stock. When we do not pay those dividends in full, we will declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, we generally may not declare or pay any dividends on our common stock or redeem or purchase any common stock, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock. We will not pay any interest, or sum of money in lieu of interest, in connection with any dividend payment or payments that may be in arrears.

     Unless otherwise described in the prospectus supplement, we will compute the amount of dividends payable for each dividend period by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that we will compute the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

RIGHTS UPON LIQUIDATION

     If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up of our business or affairs.

REDEMPTION

     A series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. Any redemption provisions that apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the prospectus supplement.

     If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

     If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

     If we have not paid full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by any offer made on the same terms to all holders of that series of preferred stock.

VOTING RIGHTS

     Except as indicated in this prospectus or in a prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

RIGHTS AGREEMENT

     We have adopted a Rights Agreement, which provides for the issuance of a right (a "Right") to the holder of each of our shares of common stock. Because this summary of the Rights Agreement is not complete, we have provided and refer you to the Rights Agreement, as amended, which is an exhibit to the registration statement containing this prospectus.

     Generally, if anyone acquires 15% or more of our outstanding common stock (an "Acquiring Person"), each holder of a Right (other than the Acquiring Person) will be entitled to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $1.00 per share ("Series A Stock"), for $150.00. Otherwise, prior to an Acquiring Person acquiring 50% or more of our outstanding common stock, we may elect to issue a share of our common stock in exchange for each Right (other than Rights held by the Acquiring Person). In addition, if we are acquired in a merger or other business combination or 50% or more of our assets or earning power is sold, each holder of a Right will be entitled to buy, at the exercise price, common stock of the acquirer having a then current market value of two times the purchase price of the Rights held by that holder. At any time before there is an Acquiring Person, we can redeem the Rights in whole, but not in part, for $0.01 per Right.

     Generally, the Series A Stock will rank junior to all other preferred stock regarding dividends and in liquidation. Each share of Series A Stock is entitled to a minimum preferential quarterly dividend payment of $0.01 per share and entitled to an aggregate dividend of 100 times the dividend declared on each share of our common stock. In the event of liquidation, each holder of the Series A Stock will be entitled to a minimum preferential liquidation payment of $1.00 per share of Series A Stock held but will be entitled to an aggregate payment, on account of each share of Series A Stock held, of 100 multiplied by the payment made per share of our common stock. Each share of Series A Stock has 100 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A Stock will be entitled to receive 100 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

     As of the date of this prospectus, there are no shares of Series A Stock outstanding.

                          DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $3.33 1/3 per share. As of June 30, 1999, we had 56,987,548 shares of common stock issued and outstanding.

     The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation, including the certificates of designations pursuant to which any outstanding series of preferred stock may be issued, and the Delaware General Corporation Law for a complete statement of the terms and rights of the common stock.

     Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any).

     Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holder of any series of preferred stock pursuant to applicable law or the provisions of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock.

     Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

     Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. The approval of 75% of our outstanding voting stock is required for a merger or consolidation or the sale of all or substantially all of our assets.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants.

     Each warrant will entitle the holder to purchase the principal amount of debt securities, or the number of shares of preferred stock or common stock, at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities through underwriters, dealers or agents, or we may sell directly to one or more purchasers. The prospectus supplement will name any underwriters, state the purchase price and the proceeds received by us, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to dealers, and any securities exchanges on which the offered securities may be listed.

     If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered through an underwriting syndicate represented by many underwriters. The obligations of the underwriters to purchase the offered securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     These offered securities may be sold directly by us or through agents. Any agent will be named, and any commissions payable to that agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis.

     We may authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase offered securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement. The prospectus supplement will set forth the commission payable for soliciting delayed delivery contracts.

     We may agree to indemnify underwriters, dealers or agents against certain civil liabilities, including liabilities under the Securities Act of 1933, and may also agree to contribute to payments that the underwriters, dealers or agents may be required to make.

                                 LEGAL MATTERS

     Thompson & Knight, P.C., of Dallas, Texas will issue an opinion about the legality of the securities for us. Any underwriters will be advised about issues relating to this offering by their own legal counsel. Harold F. Kleinman, a shareholder of Thompson & Knight, P.C., is one of our directors and is the beneficial owner of 1,000 shares of common stock.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by us in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

SEC Registration Fee........................................   $222,400
Printing and Engraving Expenses.............................    100,000
Accounting Fees and Expenses................................    100,000
Legal Fees and Expenses.....................................    150,000
Blue Sky Qualification Fees and Expenses....................     15,000
Trustee's Fees..............................................     10,000
Fees of Rating Agencies.....................................    100,000
Miscellaneous...............................................     30,000
                                                               --------
          TOTAL.............................................   $727,400
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VI of our by-laws, as amended, provides for indemnification of officers and directors of Noble Affiliates, Inc., as well as its employees if desired, to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a Delaware corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for those persons. The statute also expressly provides that the power to indemnify is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     The above discussion of our by-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by our by-laws and by statute.

     Any underwriting agreement or agency agreement with respect to an offering of securities registered by this Registration Statement will provide for indemnification of Noble Affiliates, Inc. and its officers and directors by the underwriters or agents, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

        EXHIBIT
         NUMBER
        -------
           4.1           -- Indenture dated as of October 14, 1993 between the
                            Company and U.S. Trust Company of Texas, N.A., as
                            Trustee, relating to the Company's 7 1/4% Notes Due 2023,
                            including form of the Company's 7 1/4% Notes Due 2023
                            (filed as Exhibit 4.1 to the Company's Quarterly Report
                            on Form 10-Q for the quarter ended September 30, 1993 and
                            incorporated herein by reference).
           4.2           -- Indenture relating to senior debt securities dated as of
                            April 1, 1997 between the Company and U.S. Trust Company
                            of Texas, N.A., as Trustee (filed as Exhibit 4.1 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1997 and incorporated herein by
                            reference).
           4.3           -- First Indenture Supplement relating to $250 million of
                            the Company's 8% Senior Notes Due 2027 dated as of April
                            1, 1997 between the Registrant and U.S. Trust Company of
                            Texas, N.A., as Trustee (filed as Exhibit 4.2 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1997 and incorporated herein by
                            reference).
           4.4           -- Second Indenture Supplement, between the Company and U.S.
                            Trust Company of Texas, N.A. as Trustee, relating to $100
                            million of the Company's 7 1/4% Senior Debentures Due
                            2097 dated as of August 1, 1997 (filed as Exhibit 4.1 to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1997 and incorporated herein by
                            reference).
           4.5           -- Rights Agreement, dated as of August 27, 1997, between
                            the Company and Liberty Bank and Trust Company of
                            Oklahoma City, N.A., as Rights Agent (filed as Exhibit
                            4.1 to the Company's Registration Statement on Form 8-A
                            filed on August 28, 1997 and incorporated herein by
                            reference).
           4.6           -- Amendment No. 1 to Rights Agreement dated as of December
                            8, 1998, between the Company and Bank One Trust Company,
                            as successor Rights Agent to Liberty Bank and Trust
                            Company of Oklahoma City, N.A. (filed as Exhibit 4.2 to
                            the Company's Registration Statement on Form 8-A/A
                            (Amendment No. 1) filed on December 14, 1998 and
                            incorporated herein by reference.)
           4.7           -- Form of Subordinated Indenture to be entered into
                            relating to the subordinated debt securities (filed as
                            Exhibit 4.2 to the Company's Registration Statement on
                            Form S-3 (Registration No. 333-18929) and incorporated
                            herein by reference).
           5.1           -- Opinion of Thompson & Knight, P.C.
          12.1           -- Computations of Ratio of Earnings to Fixed Charges
          23.1           -- Consent of Arthur Andersen LLP.
          23.2           -- Consent of Thompson & Knight, P.C. (included in Exhibit
                            5.1).
          25.1           -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Trust Company of
                            Texas, N.A..

ITEM 17. UNDERTAKINGS.

     The undersigned registrant does hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has been registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;

        provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report on Form 10-K pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification of this type is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless, in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Ardmore, State of Oklahoma, on the 15th day of July, 1999.

                                            NOBLE AFFILIATES, INC.

                                            By:      /s/ ROBERT KELLEY
                                              ----------------------------------
                                                        Robert Kelley
                                               Chairman of the Board, President
                                                              and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                  /s/ ROBERT KELLEY                    Chairman of the Board, President,     July 15, 1999
-----------------------------------------------------    Chief Executive Officer and
                    Robert Kelley                        Director (Principal Executive
                                                         Officer)

                /s/ JAMES L. MCELVANY                  Vice President -- Finance and         July 15, 1999
-----------------------------------------------------    Treasurer (Principal Financial
                  James L. McElvany                      and Principal Accounting
                                                         Officer)

                  /s/ ALAN A. BAKER                    Director                              July 15, 1999
-----------------------------------------------------
                    Alan A. Baker

                /s/ MICHAEL A. CAWLEY                  Director                              July 15, 1999
-----------------------------------------------------
                  Michael A. Cawley

                  /s/ EDWARD F. COX                    Director                              July 15, 1999
-----------------------------------------------------
                    Edward F. Cox

                  /s/ JAMES C. DAY                     Director                              July 15, 1999
-----------------------------------------------------
                    James C. Day

                /s/ THOMAS E. HASSEN                   Director                              July 15, 1999
-----------------------------------------------------
                  Thomas E. Hassen

                  /s/ DALE P. JONES                    Director                              July 15, 1999
-----------------------------------------------------
                    Dale P. Jones

               /s/ HAROLD F. KLEINMAN                  Director                              July 15, 1999
-----------------------------------------------------
                 Harold F. Kleinman

                  /s/ T. DON STACY                     Director                              July 15, 1999
-----------------------------------------------------
                    T. Don Stacy

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          4.1            -- Indenture dated as of October 14, 1993 between the
                            Company and U.S. Trust Company of Texas, N.A., as
                            Trustee, relating to the Company's 7 1/4% Notes Due 2023,
                            including form of the Company's 7 1/4% Notes Due 2023
                            (filed as Exhibit 4.1 to the Company's Quarterly Report
                            on Form 10-Q for the quarter ended September 30, 1993 and
                            incorporated herein by reference).
          4.2            -- Indenture relating to senior debt securities dated as of
                            April 1, 1997 between the Company and U.S. Trust Company
                            of Texas, N.A., as Trustee (filed as Exhibit 4.1 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1997 and incorporated herein by
                            reference).
          4.3            -- First Indenture Supplement relating to $250 million of
                            the Company's 8% Senior Notes Due 2027 dated as of April
                            1, 1997 between the Registrant and U.S. Trust Company of
                            Texas, N.A., as Trustee (filed as Exhibit 4.2 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended March 31, 1997 and incorporated herein by
                            reference).
          4.4            -- Second Indenture Supplement, between the Company and U.S.
                            Trust Company of Texas, N.A. as Trustee, relating to $100
                            million of the Company's 7 1/4% Senior Debentures Due
                            2097 dated as of August 1, 1997 (filed as Exhibit 4.1 to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1997 and incorporated herein by
                            reference).
          4.5            -- Rights Agreement, dated as of August 27, 1997, between
                            the Company and Liberty Bank and Trust Company of
                            Oklahoma City, N.A., as Right Agent (filed as Exhibit 4.1
                            to the Company's Registration Statement on Form 8-A filed
                            on August 28, 1997 and incorporated herein by reference).
          4.6            -- Amendment No. 1 to Rights Agreement dated as of December
                            8, 1998, between the Company and Bank One Trust Company,
                            as successor Rights Agent to Liberty Bank and Trust
                            Company of Oklahoma City, N.A. (filed as Exhibit 4.2 to
                            the Company's Registration Statement on Form 8-A/A
                            (Amendment No. 1) filed on December 14, 1998 and
                            incorporated herein by reference.)
          4.7            -- Form of Subordinated Indenture to be entered into
                            relating to the subordinated debt securities (filed as
                            Exhibit 4.2 to the Company's Registration Statement on
                            Form S-3 (Registration No. 333-18929) and incorporated
                            herein by reference).
          5.1            -- Opinion of Thompson & Knight, P.C.
         12.1            -- Computations of Ratio of Earnings to Fixed Charges
         23.1            -- Consent of Arthur Andersen LLP.
         23.2            -- Consent of Thompson & Knight, P.C. (included in Exhibit
                            5.1).
         25.1            -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Trust Company of
                            Texas, N.A..